PROSPECTUS SUPPLEMENT NO. 5 (to prospectus dated July 26, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-257995

THE BEAUTY HEALTH COMPANY

89,501,743 SHARES OF CLASS A COMMON STOCK
9,333,333 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
24,666,666 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 26, 2021 (the “Prospectus”), related to (i) the resale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 89,501,743 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (b) 9,333,333 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “private placement warrants”) and (ii) the issuance by us of up to 15,333,333 shares of Class A Common Stock upon the exercise of outstanding public warrants (the “public warrants”) and private placement warrants (collectively, the “warrants”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on October 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Beauty Health Company’s common stock and warrants are quoted on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbols “SKIN” and “SKINW,” respectively. On October 1, 2021, the closing prices of our common stock and warrants were $26.50 and $14.99, respectively.

Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 4, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2021

THE BEAUTY HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2165 Spring Street
Long Beach, CA
(Address of principal executive offices)

90806
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	SKINW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Notice of Redemption

On October 4, 2021, The Beauty Health Company (the “Company”) delivered a Notice of Redemption (the “Notice of Redemption”) calling for the redemption (the “Redemption”) of all of its outstanding public warrants to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, that were issued under the Warrant Agreement, dated September 29, 2020 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, as part of the units sold in the Company’s initial public offering, and that remain outstanding following 5:00 p.m. New York City time on November 3, 2021, for a redemption price of $0.10 per public warrant.

Warrants to purchase common stock that were issued under the Warrant Agreement in a private placement simultaneously with the closing of the Company’s initial public offering and are still held by the holders thereof or their permitted transferees are not subject to the Redemption.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On October 4, 2021, the Company issued a press release announcing the Redemption. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K, the Notice of Redemption attached hereto as Exhibit 99.1 or the press release attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and none shall constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 4, 2021
99.2	Notice of Redemption dated October 4, 2021

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2021	The Beauty Health Company

	By:	/s/ Liyuan Woo
	Name:	Liyuan Woo
	Title:	Chief Financial Officer